Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan of Calumet Specialty Products Partners, L.P. of our report dated February 24, 2016, related to the financial statements of Dakota Prairie Refining, LLC as of and for the year ended December 31, 2015, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Eide Bailly LLP
Fargo, North Dakota
August 9, 2018